                                 Schedule 14A
                                (Rule 14A-101)
                    Information Required In Proxy Statement
                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
                                       [_] Confidential, For Use of the Com-
[_] Preliminary Proxy Statement           mission Only (as permitted by Rule
                                          14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Under Rule 14a-12

                          Speedway Motorsports, Inc.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

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        (Name of Person(s) Filing Proxy, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
  1) Title of each class of securities to which transaction applies:

  ----------------------------------------------------------------------------
  2) Aggregate number of securities to which transaction applies:

  ----------------------------------------------------------------------------
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

  ----------------------------------------------------------------------------
  4) Proposed maximum aggregate value of transaction:

  ----------------------------------------------------------------------------
  5) Total Fee Paid:

  ----------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  1) Amount Previously Paid:

  ----------------------------------------------------------------------------
  2) Form, Schedule or Registration Statement No.:

  ----------------------------------------------------------------------------
  3) Filing Party:

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  4) Date Filed:

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

                      [LOGO OF SPEEDWAY MOTORSPORTS, INC.]
                             U.S. Highway 29 North
                         Concord, North Carolina 28026


                                                                  March 28, 2001

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 3, 2001, at Lowe's Motor Speedway in Concord, North Carolina. We look forward to greeting personally those stockholders who are able to attend.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you plan to attend the meeting on May 3, it is important that your shares be represented. To ensure that your vote is received and counted, please sign, date and mail the enclosed proxy at your earliest convenience. Your vote is important regardless of the number of shares you own.

                                           On behalf of the Board of Directors

                                           Sincerely,

                                           /s/ O. Bruton Smith
                                           O. Bruton Smith
                                           Chairman and Chief Executive
                                            Officer

                         VOTING YOUR PROXY IS IMPORTANT

                      PLEASE SIGN AND DATE YOUR PROXY AND
                  RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

                           SPEEDWAY MOTORSPORTS, INC.

                             --------------------

                               NOTICE OF MEETING

                             --------------------

                                                                    Concord, NC
                                                                 March 28, 2001

   The Annual Meeting of Stockholders of Speedway Motorsports, Inc. ("SMI") will be held at Lowe's Motor Speedway, located on U.S. Highway 29 North, Concord, North Carolina on May 3, 2001, at 10:00 a.m., for the following purposes as described in the accompanying Proxy Statement:

  1. To elect two (2) directors.

  2. To consider and vote upon a proposal to ratify the selection by the Board of Directors of Deloitte & Touche LLP as the principal independent auditors of SMI and its subsidiaries for the year 2001.

  3. To transact such other business as may properly come before the meeting.

   Only holders of record of SMI's common stock at the close of business on March 9, 2001 will be entitled to vote at such meeting.

   Whether or not you plan to attend the meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                                     /s/ Marylaurel E. Wilks
                                                     Marylaurel E. Wilks
                                                     Secretary

Important Note: To vote shares of common stock at the Annual Meeting (other than in person at the meeting), a stockholder must return a proxy. The return envelope enclosed with the proxy card requires no postage if mailed in the United States of America.

                           SPEEDWAY MOTORSPORTS, INC.

                           ------------------------
                                PROXY STATEMENT

                           ------------------------

                                                                  March 28, 2001

                                    GENERAL

Introduction

   The Annual Meeting of Stockholders of Speedway Motorsports, Inc. ("SMI") will be held on May 3, 2001 at 10:00 a.m., at Lowe's Motor Speedway, (the "Annual Meeting"), for the purposes set forth in the accompanying notice. SMI's principal executive offices are located at Lowe's Motor Speedway at U.S. Highway 29 North, Concord, North Carolina, 28026. Only holders of record of common stock of SMI, par value $.01 per share (the "Common Stock"), at the close of business on March 9, 2001 (the "Record Date") will be entitled to notice of, and to vote at, such meeting. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at such meeting and at any and all adjournments thereof and is first being sent to stockholders on or about the date hereof. Proxies in the accompanying form, properly executed and duly returned and not revoked, will be voted at the meeting (including adjournments). Where a specification is made by means of the ballot provided in the proxies regarding any matter presented at the Annual Meeting, such proxies will be voted in accordance with such specification. If no specification is made, proxies will be voted (i) in favor of electing SMI's two (2) nominees to the Board of Directors, and (ii) in favor of the selection of Deloitte & Touche LLP as the principal independent auditors of SMI for the year 2001.

   Proxies should be sent to First Union Bank, Client Services Group, 1525 W.T. Harris Boulevard, Charlotte, North Carolina 28288-1153.

   This Proxy Statement is being furnished by SMI to its stockholders of record as of March 9, 2001 in connection with the upcoming Annual Meeting.

Ownership of Capital Securities

   The following table sets forth certain information regarding ownership of SMI's Common Stock as of March 9, 2001, by (i) each person or entity known to SMI and its subsidiaries (collectively, the "Company") who beneficially owns five percent or more of the Common Stock, (ii) each director and nominee to the Board of Directors of SMI, (iii) each executive officer of SMI (including the Chief Executive Officer), and (iv) all directors and executive officers of SMI as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them or it as set forth opposite their or its name.

                                                   Amount & Nature of
Beneficial Owner                                  Beneficial Ownership Percent
----------------                                  -------------------- -------
O. Bruton Smith (1)(2)...........................      29,000,000       65.5%
Sonic Financial Corporation (2)..................      23,700,000       53.6
H.A. "Humpy" Wheeler (3)(10).....................         554,300        1.3
William R. Brooks (4)(10)........................         291,000          *
Edwin R. Clark (5)(10)...........................          98,300          *
William P. Benton (6)(10)........................         101,000          *
Mark M. Gambill (7)(10)..........................         124,200          *
Jack L. Kemp (8)(10).............................          55,000          *
Tom E. Smith (9)(10).............................          15,000          *

All directors and executive officers as a group
 (eight persons) (1).............................      30,238,800       68.3

--------
* Less than one percent

(1) The shares of Common Stock shown as owned by such person include, without limitation, all of the shares shown as owned by Sonic Financial Corporation ("Sonic Financial") elsewhere in the table. Mr. O. Bruton Smith ("Mr. Smith") owns the substantial majority of the common stock of Sonic Financial.

(2) The address of such person is P.O. Box 18747, Charlotte, North Carolina
    28218.

(3) All the shares shown as owned by Mr. Wheeler, other than 10,400 shares owned by him directly, underlie options granted by the Company.

(4) All the shares shown as owned by Mr. Brooks, other than 1,000 shares owned by him directly, underlie options granted by the Company.

(5) All the shares shown as owned by Mr. Clark, other than 14,800 shares owned by him directly, underlie options granted by the Company.

(6) All the shares shown as owned by Mr. Benton, other than 1,000 shares owned by him directly, underlie options granted by the Company.

(7) All the shares shown as owned by Mr. Gambill, other than 4,200 shares owned by him directly, underlie options granted by the Company.

(8) All the shares shown as owned by Mr. Kemp underlie options granted by the Company.

(9) All the shares shown as owned by Mr. Tom Smith underlie options granted by the Company.

(10) All such options are currently exercisable except for 13,300 shares owned by Mr. Clark. For additional information concerning options granted to the Company's executive officers, see "Executive Compensation" below.

Number of Shares Outstanding and Voting

   SMI currently has authorized under its Certificate of Incorporation 200,000,000 shares of Common Stock, of which 41,741,810 shares are currently issued and outstanding and entitled to be voted at the Annual Meeting. At the meeting, holders of Common Stock will have one vote per share for an aggregate total of 41,741,810 votes. A quorum being present, directors will be elected by majority vote, and the actions proposed in the remaining items referred to in the accompanying Notice of Meeting, will become effective if a majority of the votes cast by shares entitled to vote on the subject matter is cast in favor thereof. Abstentions and broker non-votes will not be counted in determining the number of shares voted for any director-nominee or for any proposal.

   A holder of Common Stock who signs a proxy card may withhold votes as to any director-nominee by writing the name of such nominee in the space provided on the proxy card.

Revocation of Proxy

   Stockholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to Marylaurel E. Wilks, the Secretary of SMI, either at the Annual Meeting or prior to the meeting date at the Company's offices at U.S. Highway 29 North, Concord, North Carolina 28026, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person.

Expenses of Solicitation

   The Company will pay the cost of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the enclosed materials. In addition to mailings, proxies may be solicited personally, by telephone or electronically, or by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from customers owning such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to customers.

2002 Stockholder Proposals

   In order for stockholder proposals intended to be presented at the 2002 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement and the form of proxy for such meeting, they must be received by the Company at its principal offices in Concord, North Carolina no later than November 23, 2001. Regarding stockholder proposals intended to be presented at the 2002 Annual Meeting but not included in SMIs proxy statement, stockholders must give SMI advance notice of their proposals in order to be considered timely under SMIs bylaws. The bylaws state that written notice of such proposals must be delivered to the principal executive office of SMI (i) in the case of an annual meeting that occurs within 30 days of the anniversary of the 2001 Annual Meeting, not less than 60 days nor more than 90 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within thirty (30) days before or after the anniversary date that occurs more than 30 days from the anniversary date of the 2001 Annual Meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. All such proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting resulting in the proposals underlying business not being eligible for transaction at the meeting.

                             ELECTION OF DIRECTORS

Nominees for Election as Directors of SMI

   Directors of SMI are elected at its Annual Meetings of Stockholders to serve staggered terms of three years and until their successors are elected and qualified. The Board of Directors of SMI currently consists of eight (8) directors, two of whom must be elected at the 2001 Annual Meeting. The terms of Messrs. O. Bruton Smith and William P. Benton expire at the 2001 Annual Meeting; the terms of Messrs. William R. Brooks, Mark M. Gambill and Jack L. Kemp expire at the 2002 Annual Meeting; and the terms of Messrs. H.A. "Humpy" Wheeler, Edwin R. Clark and Tom E. Smith expire at the 2003 Annual Meeting. Messrs. O. Bruton Smith and William P. Benton are standing for reelection at the 2001 Annual Meeting.

   It is intended that the proxies in the accompanying form will be voted at the meeting for the election to the Board of Directors of the following nominees, each of whom has consented to serve if elected: O. Bruton Smith and William P. Benton, each to serve a three year term until the 2004 Annual Meeting and until his successor shall be elected and shall qualify, except as otherwise provided in SMI's Certificate of Incorporation and Bylaws. Both of the nominees are presently directors of SMI. If for any reason either nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominee named above and may be voted for any substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors in accordance with SMI's Certificate of Incorporation and Bylaws.

   The name, age, present principal occupation or employment and the material occupations, positions, offices or employments for the past five years of each SMI director, director-nominee, executive officer and executive manager are set forth below.

   O. Bruton Smith, 74, has been the Chairman and Chief Executive Officer of SMI since its organization in December 1994. Mr. Smith has served as the CEO and a director of Charlotte Motor Speedway, LLC, a wholly-owned subsidiary of SMI, and its predecessor entities ("CMS") since 1975, which he originally founded in 1959. Mr. Smith has been the Chairman and CEO of Atlanta Motor Speedway, Inc. ("AMS") since its acquisition in 1990, Texas Motor Speedway ("TMS") since its formation in 1995, Bristol Motor Speedway, Inc. ("BMS") since its acquisition in January 1996, the subsidiary operating Sears Point Raceway ("SPR") since its acquisition in November 1996, and the subsidiary operating Las Vegas Motor Speedway ("LVMS") since its acquisition in December 1998. In addition, Mr. Smith serves as the CEO and a director, or in a similar capacity, for many of SMI's other subsidiaries. Mr. Smith also is the Chairman, CEO, a director and controlling stockholder of Sonic Automotive, Inc. ("SAI"), (NYSE: symbol SAH), and serves as an officer or director of most of SAI's operating subsidiaries. SAI is believed to be one of the ten largest automobile retail dealership groups in the United States and is engaged in the acquisition and operation of automobile dealerships principally in the "Sunbelt" and southeastern United States. Mr. Smith has entered into an employment agreement with SAI pursuant to which he has agreed to devote 50% of his business time to the affairs of SAI. Mr. Smith also owns and operates Sonic Financial Corporation, a private business he controls, among other private businesses.

   H.A. "Humpy" Wheeler, 62, has been the President, Chief Operating Officer and a director of SMI since its organization in 1994. Mr. Wheeler was hired by CMS in 1975 and has been a director and General Manager of CMS since 1976. Mr. Wheeler was named President of CMS in 1980 and became a director of AMS upon its acquisition in 1990. He also has served as Vice President and a director of BMS since its acquisition and TMS since its formation. Mr. Wheeler also serves as an officer and director of several other SMI subsidiaries.

   William R. Brooks, 51, has been Vice President, Treasurer, Chief Financial Officer and a director of SMI since its organization in December 1994. Mr. Brooks joined Sonic Financial from PriceWaterhouseCoopers in 1983, and has served as Vice President of CMS since before the organization of SMI, and has been Vice President and a director of AMS since its acquisition, and TMS since its formation. He has served as Vice President of BMS, LVMS and SPR since their acquisition, and, prior to January 2001, had been a director of LVMS and SPR. Mr. Brooks has been the President and a director of Speedway Funding, LLC, SMI's financing subsidiary, and its predecessor entities since 1995. In additon, Mr. Brooks serves as an officer and a director, or in a similar capacity, for many of SMI's other subsidiaries. Mr. Brooks also has served as a director of SAI since its formation in 1997 and served as its Chief Financial Officer from February to April 1997.

   Edwin R. Clark, 46, became Vice President and General Manager of AMS in 1992 and was promoted to President and General Manager of AMS in 1995. Prior to that appointment, he had been CMS Vice President of Events since 1981. Mr. Clark became Executive Vice President of SMI upon its organization in December 1994 and became a director of SMI in 1995.

   William P. Benton, 77, became a director of SMI in 1995. Since January 1997, Mr. Benton has been the Executive Director of Ogilvy & Mather, a world-wide advertising agency. He also serves on the Board of Directors of Allied Holdings, Inc. Prior to his appointment at Ogilvy & Mather, Mr. Benton served as Vice Chairman of Wells, Rich, Greene/BDDP Inc., an advertising agency with offices in New York and Detroit. Mr. Benton retired from Ford Motor Company as its Vice President of Marketing Worldwide in 1984 after a 37-year career with that company. In addition, Mr. Benton serves as a director of SAI.

   Mark M. Gambill, 50, became a director of SMI in 1995. Mr. Gambill began his career at Wheat First Securities in 1972, where he built and managed a number of areas in Capital Markets, including fixed income, equities, and investment banking. In 1992, Mr. Gambill was named Chairman of Capital Markets, and in 1996, he became President of Wheat First Butcher Singer. In February 1998, Wheat First Butcher Singer was sold to First Union Corporation and Mr. Gambill became President of Wheat First Union. He later was named President of First Union Capital Markets. Mr. Gambill left First Union in September 1999 to devote more time to family and personal interests. He is currently Managing Member of McKenzie Holdings, a family owned investment company.

   Tom E. Smith, 59, became a director of SMI in February 2001. Mr. Smith recently retired from Food Lion Stores, Inc. after a distinguished 29-year career with that company, including serving as its Chief Executive Officer and President. A native of Salisbury, North Carolina, Mr. Smith serves as a director of CTC communications and Farmer and Merchants Bank.

   Jack L. Kemp, 65, became a director of SMI in May 1999. Mr. Kemp is co-director of Empower America, a public policy advocacy organization founded in 1993. Prior to Empower America, Mr. Kemp served for four years as Secretary of Housing and Urban Development and was a New York representative to the United States

House of Representatives. He served for seven years as Chairman of the House Republican Conference after a 13-year career as a professional football quarterback with the San Diego Chargers and the Buffalo Bills.

   William E. Gossage, 39, became Vice President and General Manager of TMS in August 1995. Before that appointment, he was Vice President of Public Relations at CMS from 1989 to 1995. Mr. Gossage previously worked with Miller Brewing Company in its motorsports public relations program and served in various public relations and managerial capacities at two other NASCAR-sanctioned speedways.

   M. Jeffrey Byrd, 49, has served as Vice President and General Manager of BMS since its acquisition in 1996. Prior to working at BMS, Mr. Byrd had been continuously employed by RJR Nabisco for 23 years in various sports marketing positions, most recently as Vice President of business development for its Sports Marketing Enterprises affiliate.

   Steven Page, 45, has served as President and General Manager of SPR since its acquisition in 1996. Prior to being hired by SMI, Mr. Page had been continuously employed for several years as President of Brenda Raceway Corporation, which owned and operated SPR before its acquisition by the Company. Mr. Page also spent eleven years working for the Oakland A's baseball franchise in various marketing positions.

   R. Christopher Powell, 41, has served as Executive Vice President and General Manager of LVMS since its acquisition in 1998, and became President of LVMS in January 2001. Mr. Powell also serves as Vice President of several other SMI subsidiaries, including Speedway Funding. Mr. Powell spent eleven years working for Sports Marketing Enterprises, a division of R. J. Reynolds Tobacco Co. ("RJR"). Since 1994, he served as manager of media relations and publicity on the NASCAR Winston Cup program. Mr. Powell's previous duties include publicity and event operations on other RJR initiatives, including NHRA Drag Racing and the Vantage and Nabisco golf sponsorships.

   Joseph Phelps, 41, currently the President and General Manager of Speedway Systems LLC d/b/a Finish Line Events, has been with the Company since September 1993. Mr. Phelps spent over ten years in the hotel and hospitality services industry. His experience includes food and beverage services, and the design, construction and operations of major hotels.

Committees of the Board of Directors and Meetings

   There are two standing committees of the Board of Directors of SMI, the Audit Committee and the Compensation Committee. The Audit Committee currently consists of Messrs. William P. Benton, Mark M. Gambill and Tom E. Smith. Audit Committee members are independent as defined by the applicable listing standards of the New York Stock Exchange. Mr. Jack L. Kemp resigned as a member of the Audit Committee in October 2000. In March 2001, Mr. Tom E. Smith was appointed to the Audit Committee. The Compensation Committee is comprised of Messrs. William P. Benton, Mark M. Gambill and O. Bruton Smith.

   Audit Committee. The Audit Committee, which held four meetings in 2000, recommends the appointment of the Company's independent auditors, determines the scope of the annual audit to be made, reviews the conclusions of the auditors and reports the findings and recommendations thereof to the Board of Directors, reviews with the Company's auditors the adequacy of the Company's system of internal control and procedures and the role of management in connection therewith, reviews transactions between the Company and its officers, directors and principal stockholders, and performs such other functions and exercises such other powers as the Board of Directors from time to time may determine.

   The following is the Audit Committee Report for the year ended December 31, 2000.

Audit Committee Report

   In accordance with its written charter adopted in 2000 by the Company's Board of Directors (the "Board"), a copy of which is attached hereto as an appendix, the Audit Committee of the Board (the "Audit Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2000, the Audit Committee met four times, and the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Company's Chief Financial Officer and independent auditors prior to public release.

   In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

   The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the Company's financial statements.

   The Audit Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2000 with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those financial statements.

   Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred with such recommendation.

Audit Committee

   Mark M. Gambill, Chairman
   William P. Benton
   Tom E. Smith

   Compensation Committee. The Compensation Committee, which held three meetings in 2000, administers certain compensation and employee benefit plans of the Company, annually reviews and determines executive officer compensation, including annual salaries, bonus performance goals, bonus plan allocations, stock option grants and other benefits, direct and indirect, of all executive officers and other senior officers of the Company. The Compensation Committee administers the 1994 Stock Option Plan and the Employee Stock Purchase Plan, and periodically reviews the Company's executive compensation programs and takes action to modify programs that yield payments or benefits not closely related to Company or executive performance. The policy of the Compensation Committee's program for executive officers is to link pay to business strategy and performance in a manner which is effective in attracting, retaining and rewarding key executives while also providing performance incentives and awarding equity-based compensation to align the long-term interests of executive officers with those of Company stockholders. It is the Compensation Committee's objective to offer salaries and incentive performance pay opportunities that are competitive in the marketplace.

   The Company currently has no standing nominating committee.

   During 2000, there were five meetings of the Board of Directors of SMI, with each standing director attending at least seventy-five percent of the meetings (and, as applicable, committees thereof).

                       SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected the firm of Deloitte & Touche LLP to serve as the principal independent auditors of the Company for the year 2001. Deloitte & Touche LLP has acted in such capacity for the Company since its organization in December 1994. This selection is submitted for approval by the stockholders at the Annual Meeting.

   Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire, and to respond to appropriate questions.

Principal Accounting Firm Fees

   Audit Fees. Aggregate fees billed by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements, and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q, for the fiscal year ended December 31, 2000 were $256,000.

   Financial Information Systems Design and Implementation Fees. There were no services rendered by Deloitte for information technology services relating to financial information systems design and implementation in the fiscal year ended December 31, 2000.

   All Other Fees. Aggregate fees billed by Deloitte for other services rendered to the Company for the fiscal year ended December 31, 2000 were $227,000 principally for tax consulting services.

   The audit committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

                                   MANAGEMENT

Directors of SMI
   For information with respect to the Board of Directors of SMI, see "Election of Directors."

Executive Officers of SMI

   Messrs. O. Bruton Smith, H. A. "Humpy" Wheeler, William R. Brooks, and Edwin
R. Clark are the executive officers of SMI. Each executive officer serves as such until his successor is elected and qualified. No executive officer of SMI was selected pursuant to any arrangement or understanding with any person other than SMI. For further information with respect to Messrs. Smith, Wheeler, Brooks and Clark as officers of SMI, see "Election of Directors."

                             EXECUTIVE COMPENSATION

Compensation Committee Report

   The following is an explanation of the Company's executive officer compensation program as in effect for 2000.

2000 Officer Compensation Program

   The 2000 executive officer compensation program of the Company had three primary components: (i) base salary, (ii) short-term incentives under the Company's executive bonus plan, and (iii) long-term incentives which consisted solely of stock option grants made under the 1994 Stock Option Plan (for officers other than the Chief Executive Officer). Executive officers (including the Chief Executive Officer) were also eligible in 2000 to participate in various benefit plans similar to those provided to other employees of the Company. Such benefit plans are intended to provide a safety net of coverage against various events, such as death, disability and retirement.

   Base salaries (including that of the Chief Executive Officer) were established on the basis of non-quantitative factors such as positions of responsibility and authority, years of service and annual performance evaluations. They were targeted to be competitive principally in relation to other motorsports racing companies (such as some of those included in the Peer Group Index in the performance graph elsewhere herein), although the Compensation Committee also considered the base salaries of certain other amusement, sports and recreation companies not included in the Peer Group Index because the Compensation Committee considered those to be relatively comparable industries.

   The Company's executive bonus plan established a potential bonus pool for the payment of year-end bonuses to Company officers and other key personnel based on 2000 performance and operating results. Under this plan, aggressive revenue and profit target levels were established by the Compensation Committee as incentives for superior individual, group and Company performance. Each executive officer was eligible to receive a discretionary bonus based upon individually established subjective performance goals. The Compensation Committee approved cash incentive bonuses in amounts ranging from 0.28% to .56% of the Company's 2000 operating income.

   Awards of stock options under SMI's 1994 Stock Option Plan are based on a number of factors in the discretion of the Compensation Committee, including various subjective factors primarily relating to the responsibilities of the individual officers for and contribution to the Company's operating results (in relation to the Company's other optionees), their expected future contributions and the levels of stock options currently held by the executive officers individually and in the aggregate. Stock option awards to executive officers have been at then-current market prices in order to align a portion of an executive's net worth with the returns to the Company's stockholders. For details concerning the grant of options to the executive officers named in the Summary Compensation Table below, see "Executive Compensation -- Fiscal Year-End Option Values."

   As noted above, the Company's compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code of 1986 as amended, imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The 1994 Stock Option Plan was created with the intention that all compensation attributable to stock option exercises should qualify as deductible performance-based compensation. The Committee currently believes that, generally, the Company should be able to continue to manage its executive compensation program to preserve federal income tax deductions.

Chief Executive Officer Compensation

   The Committee's members other than Mr. O. Bruton Smith annually review and approve the compensation of Mr. Smith, the Company's Chief Executive Officer. Mr. Smith also participates in the executive bonus plan, with his bonus tied to corporate revenue and profit goals. His maximum possible bonus is 2.5% of the Company's 2000 operating income. The Committee believes that Mr. Smith is paid a reasonable salary. Mr. Smith is the only employee of the Company not eligible for stock options. Since he is a significant stockholder in the Company, his rewards as Chief Executive Officer reflect increases in value enjoyed by all other stockholders.

Compensation Committee

   William P. Benton, Chairman
   Mark M. Gambill
   O. Bruton Smith

Compensation of Officers

   The following table sets forth compensation paid by or on behalf of the Company to its Chief Executive Officer and other executive officers for services rendered during the Company's fiscal years ended December 31, 2000, 1999, and 1998:

                           Summary Compensation Table

                                                                     Long-Term
                                                                    Compensation
                             Annual Compensation (1)                   Awards
                             -------------------------              ------------
                                                                     Number of
                                                                       Shares
  Name and Principal                                  Other Annual   Underlying     All Other
       Position         Year   Salary     Bonus (2)   Compensation  Options (3)  Compensation (4)
  ------------------    ---- ----------- -------------------------  ------------ ----------------
O. Bruton Smith         2000 $   375,000          -0-   $ 69,924(5)        --            -0-
 Chairman and Chief     1999     375,000 $    546,000    118,163(5)        --            -0-
 Executive Officer of
  SMI                   1998     350,000    1,092,000    103,256(5)        --            -0-
H.A. "Humpy" Wheeler    2000     275,000      600,000         (6)          --         $2,700
 President and Chief    1999     275,000      488,000         (6)      50,000          2,600
 Operating Officer of
  SMI;                  1998     250,000      764,000         (6)          --          2,600
 President and General
 Manager of CMS
William R. Brooks       2000     200,000      300,000         (6)          --          2,700
 Vice President,
  Treasurer             1999     200,000      170,000         (6)      50,000          2,600
 and Chief Financial    1998     175,000      340,000         (6)          --          2,600
 Officer of SMI
Edwin R. Clark          2000     117,000      190,000         (6)          --          2,700
 Executive Vice
  President             1999     102,500      141,000         (6)      20,000          2,600
 of SMI; President and  1998     102,500      150,000         (6)          --          2,600
 General Manager of AMS

--------
(1) Does not include the dollar value of perquisites and other personal benefits.
(2) The amounts shown are cash bonuses earned in the specified year and paid in the first quarter of the following year.
(3) The 1994 Stock Option Plan was adopted in December 1994. No options were granted to the Company's executive officers in 1998 or 2000.
(4) Includes Company match to 401(k) plan.
(5) Amount represents share of split-dollar insurance premium treated as compensation to Mr. Smith. See "Smith Life Insurance Arrangements." Mr. Smith also received certain perquisites and other personal benefits totaling not more than $50,000.
(6) The aggregate amount of perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer.

Fiscal Year-End Option Values

   The following table sets forth information concerning outstanding options to purchase Common Stock held by executive officers of the Company at December 31, 2000.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                                  Number of Securities
                                                                 Underlying Unexercised     Value of Unexercised
                                                                         Options           In-the-Money Options at
                                                                 at Fiscal Year-End (#)    Fiscal Year-End ($)(1)
                         Shares Acquired On                     ------------------------- -------------------------
Name                     Option Exercise (#) Value Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
----                     ------------------- ------------------ ------------------------- -------------------------
H.A. "Humpy" Wheeler....       62,200             $776,000                543,800/0             $9,990,900/0
William R. Brooks.......           --                   --                290,000/0              2,620,000/0
Edwin R. Clark..........        8,000              155,000            70,200/13,300              1,120,500/0

--------
(1) Year-end value is based on the December 31, 2000 closing sales price for the Company's Common Stock of $24.00 per share, less the applicable aggregate option exercise price(s) of in-the-money options, multiplied by the number of unexercised in-the-money options which are exercisable and unexercisable, respectively.

Smith Life Insurance Arrangements

   In 1995, the Compensation Committee (excluding Mr. Smith) approved the establishment of a "split-dollar" life insurance plan for the benefit of Mr. Smith. Pursuant to such plan, the Company entered into split-dollar insurance agreements whereby split-dollar life insurance policies in the total face amount of $17,569,000 (individually, a "Policy" or together the "Policies") would be purchased and held in trust for the benefit of Mr. Smith's lineal descendants. The Company has agreed to pay the annual (or shorter period) premium payments on the Policies.

   Upon payment of the death benefit or upon the surrender of a Policy for its cash value, the Company will receive an amount equal to the Company's Split-Dollar Interest (as defined below). The Company's Split-Dollar Interest equals, in the case of the payment of the death benefit, the cumulative payments made by the Company towards the premiums under a Policy less any portion of such payments charged as compensation to Mr. Smith (the "Reimbursable Payment"). The Company's Split-Dollar Interest equals, in the case of surrender of a Policy for its cash value, the lesser of (i) the net cash value of such Policy and
(ii) the Reimbursable Payment.

   In the event a Policy is surrendered or terminated prior to his death, Mr. Smith has agreed to reimburse the Company for the positive amount, if any, by which the Reimbursable Payment exceeds the net cash value of such Policy. Mr. Smith's promise is evidenced by a promissory note in favor of the Company, which note includes a limited guaranty by Sonic Financial whereby Sonic Financial will permit amounts owed by Mr. Smith to the Company to be offset by amounts owed to Sonic Financial by AMS.

Compensation Committee Interlocks and Insider Participation

   Messrs. William P. Benton, Mark M. Gambill and O. Bruton Smith served on the Company's Compensation Committee during 2000. Mr. Smith serves as the Chief Executive Officer of the Company. Until September 1999, Mark M. Gambill served as the President of First Union Capital Markets, the investment banking firm which co-managed the Company's offering of 8 1/2% senior subordinated notes in May 1999.

   The Company pays the annual (or shorter period) premiums on split-dollar life insurance policies for the benefit of Mr. Smith. See "Executive Compensation -- Smith Life Insurance Arrangements."

   Mr. O. Bruton Smith is the only officer of SMI to have served on the compensation committee of another entity during 2000. He served as a member of the Board of Directors and the Compensation Committee for SAI during 2000. Mr. Smith received aggregate salary and other annual compensation of $1,087,000 from SAI during 2000. Mr. Brooks and Mr. Benton each served as a member of the Board of Directors for SAI during 2000.

Director Compensation

   Members of the Board of Directors who are not employees of the Company received options to purchase shares of the Company's Common Stock in 2000. In particular, Messrs. Benton, Gambill and Kemp received 20,000 shares each at a grant price of $27.13 per share. The Company also reimburses all directors for their expenses incurred in connection with their activities as directors of SMI. Directors who are also employees of the Company receive no additional compensation for serving on the Board of Directors. For additional information concerning the Formula Stock Option Plan for SMI's outside directors, see Note 10 to the Audited Consolidated Financial Statements.

Stockholder Return Performance Graph

   Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock against the cumulative total return of each of the Standard & Poor's 500 Stock Index, the Russell 2000 Stock Index, and a Peer Group Index for the period commencing February 24, 1995 and ending December 31, 2000. The Russell 2000 Index was included beginning in 1998 because management believes, as a small-cap index, it more closely represents companies with market capitalization similar to the Company's than the Standard & Poor's 500 Stock Index. The companies used in the Peer Group Index in 1995 consist of Churchill Downs Incorporated, International Speedway Corporation, and Walt Disney Co.; in 1996 also include Penske Motorsports and Dover Downs Entertainment; in 1997 also include Grand Prix of Long Beach; in 1998 also include Action Performance; and in 1999 and 2000 also include Championship Auto Racing Teams, which are all publicly traded companies known by the Company to be involved in the amusement, sports and recreation industries. Churchill Downs Incorporated, Gaylord Entertainment Company, Hollywood Park, Inc., International Family Entertainment, which is no longer a publicly traded company, Grand Prix of Long Beach, which was acquired by Dover Downs Entertainment, and Penske Motorsports, which was acquired by International Speedway Corporation, are no longer included in the Peer Group Index. The graph assumes that $100 was invested on February 24, 1995 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index, the Russell 2000 Index, and the Peer Group Index companies and that all dividends were reinvested. [GRAPHIC]
                                        FISCAL YEAR ENDING
COMPANY/INDEX/MARKET        12/29/1995   12/31/1996   12/31/1997   12/31/1998
Speedway Mtrsprts               100.00       140.00       165.42       190.00
Customer Selected Stock List    100.00       119.47       170.35       158.27
S&P Composite                   100.00       122.96       163.98       210.84
Russell 2000 Index              100.00       116.61       142.66       138.66
COMPANY/INDEX/MARKET        12/31/1999   12/29/2000
Speedway Mtrsprts               185.42       160.00
Customer Selected Stock List    156.46       153.24
S&P Composite                   255.22       231.98
Russell 2000 Index              165.82       158.66

                              CERTAIN TRANSACTIONS

   At December 31, 2000, CMS had a note receivable for $886,000, including accrued interest, due from a partnership in which Mr. O. Bruton Smith, the Company's Chairman and Chief Executive Officer, is a partner. The note bears interest at 1% over prime, is collateralized by certain land owned by the partnership, and is payable on demand.

   Sonic Financial, an affiliate of the Company through common ownership by Mr. Smith, has made several loans and cash advances to AMS prior to 1996. Such loans and advances stood at approximately $2.6 million at December 31, 2000. Of such amount, approximately $1.8 million bears interest at 3.83% per annum. The remainder of the amount bears interest at 1% over prime.

   From time to time during 2000, the Company paid certain expenses and made cash advances for various corporate purposes on behalf of Sonic Financial, and of Las Vegas Industrial Park, LLC, an entity owned by Mr. Smith. At December 31, 2000, the Company had $940,000 due from Sonic Financial and approximately $1.6 million due from Las Vegas Industrial Park, LLC.

   At December 31, 2000, the Company had approximately $4.9 million due from Mr. Smith. The amount due represents premiums paid by the Company under the split-dollar life insurance trust arrangement on behalf of Mr. Smith, see "Smith Life Insurance Arrangements", cash advances and expenses paid by the Company on behalf of the Chairman, and accrued interest. Amounts due bear interest at 1% over prime and are payable on demand.

   At December 31, 2000, the Company had a note receivable due from Las Vegas Industrial Park, LLC for approximately $15.4 million, including accrued interest. In January 2000, the Company sold the Las Vegas Industrial Park and certain undeveloped land to Las Vegas Industrial Park, LLC for approximately $53.3 million paid in cash of $40.0 million and a note receivable of $13.3 million. The note bears interest at LIBOR plus 2.00%, is collateralized by the underlying sold property, and is scheduled to mature in July 2002.

   Oil Chem Research Company ("Oil Chem"), a wholly-owned subsidiary of the Company, sold Z-Max oil additive product to certain SAI dealerships for resale to service customers of the dealerships in the ordinary course of business. Total purchases from Oil Chem by SAI dealerships in 2000 totaled approximately $389,000.

   SAI and its dealerships frequently purchase various apparel items, which are screen-printed with SAI and dealership logos, for its employees as part of internal marketing and sales promotions. SAI and its dealerships purchase such items from several companies, including Speedway Systems, LLC, a wholly-owned subsidiary of the Company. Total purchases from Speedway Systems, LLC by SAI and its dealerships in 2000 totaled approximately $160,000.

   LVMS has agreed to a fleet purchase of 26 new vehicles for use by its employees from Nevada Dodge, a subsidiary of SAI, for approximately $550,000. The purchase is to be settled and paid in 2001 to Nevada Dodge upon obtaining third party lease financing.

   600 Racing, Inc., a wholly-owned subsidiary of the Company, leases an office and warehouse facility from Chartown, an affiliate of the Company through common ownership by Mr. Smith, under an annually renewable lease agreement. Rent expense in 2000 amounted to approximately $144,000.

   SAI uses a corporate suite at LMSC for business-related entertainment of representatives of key manufacturers, lenders, suppliers and vendors. SAI paid LMSC approximately $100,000 for use of the suite during 2000.

   In connection with the supervision and management of significant construction and renovation projects at SAI dealerships in 2000, SAI paid approximately $110,000 to SMI in 2000 for project management services provided to SAI by six SMI employees with expertise in these areas.

   For information concerning certain transactions in which Messrs. Smith and Gambill have an interest, see "Compensation Committee Interlocks and Insider Participation."

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires SMI's executive officers, directors and persons who own more than ten percent (10%) of SMI's Common Stock to file initial reports of ownership and changes in ownership with the SEC. Additionally, SEC regulations require that SMI identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To SMI's knowledge, based solely on review of reports furnished to it, all Section 16(a) filing requirements applicable to its executive officers, directors and more than 10% beneficial owners were complied with.

                                 OTHER MATTERS

   In the event that any matters other than those referred to in the accompanying Notice should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

                           SPEEDWAY MOTORSPORTS, INC.

            Charter of the Audit Committee of the Board of Directors

I. Audit Committee Purpose

  The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

  . Selection, evaluation and replacement of the Company's independent auditors.

  . Monitor the independence and performance of the Company's independent auditors and internal auditing department, if and when established.

  . Provide an avenue of communication among the independent auditors, management, the internal auditing department, if and when established, and the Board of Directors.

  .  Report to the Board of Directors.

  .  Review areas of potential significant financial risk to the Company.

  The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

  Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors determined by the Board, each of whom shall be independent non-employee directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

  Audit Committee members shall be appointed by the Board. The members of the Committee will designate a Chairman by majority vote of the Committee membership.

  The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee should prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, if and when established, the independent auditors, and as a committee to discuss any matters that the Committee or any of these groups believe should be discussed. In addition, the Committee, or at least its Chairman, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties Review Procedures

   Review Procedures

  1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

  2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

  3. In consultation with the management, the independent auditors, and the internal auditors if and when applicable, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department, if and when established, together with management's responses including the status of previous recommendations.

  4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA Statement of Auditing Standards No. 61 (see item 8 below). The Chairman of the Committee may represent the entire Audit Committee for purposes of this review.

  Independent Auditors

  5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

  6. On an annual basis, the Committee should ensure that the independent auditors submit to the Committee a formal written statement delineating all relationships between the auditors and the Company, and review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

  7. Review the independent auditors' audit plan -- discuss scope, staffing, locations, reliance upon management, and internal audit, if and when established, and general audit approach.

  8. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA Statement of Auditing Standards No. 61.

  9. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  Legal Compliance and Internal Audit Department (If and When Established)

  10. On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

  11. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, if and when established, as needed.

  12. Review the appointment, performance, and replacement of the senior internal audit executive as needed. The internal audit department shall be responsible to senior management, but may have direct reporting responsibility to the Board of Directors through the Committee.

  13. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

  Other Audit Committee Responsibilities

  14. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

  15. Assure that the Board of Directors annually prepares and submits a written affirmation that it has reviewed the adequacy of this Audit Committee Charter as required by the New York Stock Exchange.

  16. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

  17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

--------------------------------------------------------------------------------
                           SPEEDWAY MOTORSPORTS, INC.
                                   P R O X Y
                            Concord, North Carolina
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned hereby appoints Mr. H. A. Wheeler and Mr. William R. Brooks as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the Common Stock of Speedway Motorsports, Inc. held of record by the undersigned on March 9, 2001 at the Annual Meeting of Stockholders to be held on May 3, 2001 or any adjournment thereof.

 1. ELECTION OF DIRECTORS
 Nominees: Mr. O. Bruton Smith and Mr. William P. Benton (Mark only one of the following boxes).
  [_] VOTE FOR both nominees listed [_] VOTE WITHHELD as to all
   above, except vote withheld as    nominees.
   to the following nominee (if
   any):

 2. SELECTION OF AUDITORS
  To ratify the selection of Deloitte & Touche LLP as the principal independent auditors of SMI and its subsidiaries for the year 2001 (Mark only one of the following boxes).
                         [_] FOR[_] AGAINST[_] ABSTAIN
  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before this meeting.

--------------------------------------------------------------------------------


                 PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS
                   PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

  Please sign exactly as name appears below.

  When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                 Shares_____________________
                                                 Dated________________, 2001
                                                 Signature__________________
                                                 Signature if held jointly__

                                                 [_] Please mark here if
                                                  you intend to attend the
                                                  Meeting of Stockholders.